Exhibit 10.5

EQUITABLE RESOURCES, INC.
2005 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this EQUITABLE RESOURCES, INC. 2005 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM (the “Program”) as of this 23rd day of February, 2005, in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 1999 Equitable Resources, Inc. Long-Term Incentive Plan (the “1999 Plan”) for the benefit of its employees and executives, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives with the interests of the shareholders, the Company desires to provide additional long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 1999 Plan.

NOW, THEREFORE, the Company hereby provides for additional incentive benefits for certain executive employees of the Company and adopts the terms of the Program on the following terms and conditions:

Section 1.  Incentive Program Purpose.  The main purpose of the Program is to provide additional long-term incentive opportunities to key executives to further align their interests with those of the Company’s shareholders and customers and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group and other absolute and relative performance levels, and are forfeited if defined performance levels are not achieved.  By placing a portion of the executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  The Program shall be construed consistent with the provisions of the 1999 Plan with respect to awards to Covered Employees, as such term is defined in the 1999 Plan, and the deductibility of such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.  Effective Date.  The effective date of this Program is January 1, 2005.  The Program will remain in effect until the earlier of December 31, 2008 or the closing date of a Change of Control event defined in Section 5 unless otherwise amended or terminated as provided in Section 18 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company who shall be eligible to participate in the Program, up to a maximum of 40 employees.  The CEO’s selections will become participants in the Program (the “Participants”) only upon approval by the Compensation Committee of the Board of Directors (the “Committee”), comprised in accordance with the requirements of the 1999 Plan.  In the event that an employee is hired by the Company during the Performance Period, as defined below, the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Program, provided that the Committee must approve all new participants to the Program.

Section 4.  Performance Incentive Share Unit Awards.  Upon being selected to participate in the Program, each Participant shall be awarded a number of performance incentive share units (the “Target Share Units”), the value of which is determined by reference to the Company’s stock, which award shall be proposed by the CEO and approved by the Committee.  For a new Participant, the Target Share Units shall be proposed by the CEO and approved by the Committee and will be pro-rated based on the employee’s hire date and the contemplated ending date of the Program, which is December 31, 2008.  The Target Share Units, plus accrued dividends (“Total Target Share Units”) may be increased by as much as two and one-half (2.5) times the number awarded based solely on the achievement of the objective performance criteria as described in Section 5, and the Committee shall have no discretion to increase the Total Target Share Units that would otherwise be due upon attainment of the Performance Condition.  The maximum number of Target Share Units that may be awarded under the Program is 600,000, subject to adjustment as provided in the preceding sentence and in Section 13.

The Target Share Units shall be held in escrow by the Company subject to satisfaction of the terms and conditions described below.  A Participant shall have no right to exchange the Target Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such share units and any future rights to benefits.

Section 5.  Performance Condition of the Target Share Units.  Subject to Section 8, the total number of Target Share Units that will be issued (“Awarded Share Units”) to a Participant will be based on (i) the Company’s total shareholder return relative to the peer group’s (Attachment A) total shareholder return for the period described in (a) below, and (ii) the Company’s average absolute return on total capital during the Performance Period (collectively, the “Performance Condition”), for the Performance Period of January 1, 2005 to the Termination Date (the “Performance Period”).  The Performance Condition with respect to the Performance Period shall be established by the Committee within 90 days after its commencement, but in no event later than the date on which 25% of the Performance Period has elapsed, and before the outcome of the Performance Condition is no longer substantially uncertain.

(a)                               Total Shareholder Return.  For purposes of this Program, total shareholder return will be calculated as follows:

Step 1

A “Beginning Point” will be established for the Company and each company in the peer group.  This Beginning Point will be defined as one share of stock with a value equal to the average closing stock price as reported in The Wall Street Journal for the ten (10) business day period prior to approval of the Program ending on and including the date of the Committee’s approval, for each company.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period will be referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, an “Ending Point” will be defined as Total Shares Held at Ending Point for each company times the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of the Performance Period for each company.  In the event of a change of control as then defined in the 1999 Plan (“Change of Control”), the Ending Point will be defined as the Total Shares Held at Ending Point times the average of the closing price as reported in The Wall Street Journal for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

The Committee may determine to exclude a member of the peer group if such member ceases to exist during the Performance Period due to a cash merger or tender offer, to the extent such determination is consistent with Treas. Reg. §1.162-27(e)(2).

(b)                               Average Absolute Return on Total Capital.  For purposes of this Program, average absolute return on total capital will be calculated for each completed calendar quarter within the Performance Period as follows:

Net Income After Tax + (Interest x (1 - Effective Tax Rate)), with such sum divided by (Debt + Preferred Stock + Book Equity - Cash).

The average of those amounts, calculated by dividing the sum by the number of whole completed quarters in the Performance

Period, shall equal the average absolute return on total capital for the Performance Period.

The above amounts shall be calculated as reported on the Company’s financial statements.

In the event of a Change of Control or other Termination Date occurring after the end of a calendar quarter, the immediately preceding calendar quarter shall be the final quarter considered for purposes of the above calculation.

(c)                                Application of Performance Condition.  The Total Target Share Units for each Participant will be multiplied by the payout factor identified on the payout matrix (Attachment B) that corresponds to (i) the Company’s relative TSR ranking on the payout matrix for the period specified herein combined with (ii) the Company’s average absolute return on total capital performance on the payout matrix for the Performance Period.  The result of the calculation is the number of Awarded Share Units.  Pursuant to such calculation, Awarded Share Units will equal:

(i)                       100 percent of the Total Target Share Units for (x) median relative TSR performance, provided average absolute return on capital is greater than 8% and less than 9%, or (y) for TSR performance in the top 66.67% of all performers, provided average absolute return on capital is greater than 9% and less than 10%,

(ii)                    250 percent of the Total Target Share Units for TSR performance at the top 13.5% of all performers, provided average absolute return on capital is greater than or equal to 10%,

(iii)                 0 percent of the Total Target Share Units for TSR performance below the top 60% of all performers if average absolute return on capital is also less than 8%, and

(iv)                for performance levels between those performance levels identified above, the percent of Total Target Share Units will be determined in stepped increments.

Payments under the Program are expressly contingent upon achievement of the Performance Condition and may not exceed the value of the Participant’s Total Target Share Units and other limits provided herein, subject to adjustment as provided in Sections 4 and 13.

Section 6.  Issuance and Distribution.  Subject to Section 8, each Participant will be issued the number of Awarded Share Units calculated according to Section 5(c) as of the last day of the Performance Period.  Except as provided in the remainder of this Section 6, such share units will be distributed in cash, the amount of which shall be calculated based upon each Awarded Share Unit being equal in value to a corresponding share of Company stock as of the last day of the Performance Period, as soon as practicable following the end of the Performance Period on the date determined in the Company’s discretion, but in no event later than two and one-half months after the end of the Performance Period.  Notwithstanding the foregoing sentence, the Participant may elect to receive payment in the form of Company stock and the Committee may determine, in its discretion, that Awarded Share Units will be issued in the form of Company stock; provided, further, that if the Participant has not satisfied any mandatory or voluntary stock ownership guidelines of the Company as then in effect, such Awarded Share Units shall be issued in the form of Company stock to the extent as may be necessary toward satisfaction of such stock ownership guidelines.  Subject to Section 8, in the event of a Change of Control, the value of such issued share units will be distributed in cash on the closing date of the transaction, which shall be calculated based upon the average of the closing price of the Company’s stock for the ten (10) business days preceding the Change of Control transaction as reported in The Wall Street Journal; provided that to the extent required under Section 409A of the Code or the regulations thereunder, no distributions may be made earlier than the time permitted under such regulations to any affected Participant.  The maximum amount payable to any one Participant under the Program in any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 1999 Plan, as approved by shareholders of the Company.

Section 7.  Dividends.  Each Target Share Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional share units.  These additional share units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs using the closing stock price for the Company as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Program, including the Performance Condition, applicable to Target Share Units, Total Target Share Units and Awarded Share Units.

Section 8.  Change of Status; Overall Limit.  In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee who terminates employment during the Performance Period, the Committee may consider any factors that they may consider relevant.  The following guidelines are provided as general information about the effect of employee status changes prior to payment.

(a)                                  Retirement and Resignation.  Share units are forfeited.

(b)                                 Death and Disability.  Participants who are employed at the commencement of the Performance Period, but who die or become Disabled, as defined below, before the end of the Performance Period, will be issued Awarded Share Units for the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows:

Date of Death or Disability	Percent Vested

Prior to December 31, 2005	0%
January 1, 2006 – December 31, 2006	50%
January 1, 2007 – December 31, 2007	75%

January 1, 2008 and thereafter	100%

“Disabled” means a Participant is “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(c)                                  Termination.  Share units are forfeited and no award shall be paid to any employee whose services are terminated prior to the payment of Awarded Share Units for reasons of misconduct, failure to perform, or other cause.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee will receive payment for Awarded Share Units following the termination of the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows:

Termination Date	Reduction in Awarded Share Units

Prior to January 1, 2007	100%
January 1, 2007 – December 31, 2007	75%
January 1, 2008 – December 31, 2008	50%

Section 9.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                  Determining and certifying in writing the extent to which the Performance Condition has been achieved prior to any payments under the Program,

•                  Ensuring that the Program is administered in accordance with its provisions,

•                  Approving Program Participants,

•                  Authorizing Target Share Unit awards to Participants,

•                  Adjusting Target Share Unit grants and issuance requirements to account for extraordinary events consistent with the terms of the Program,

•                  Ruling on any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•                  Maintaining final authority to modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any Awarded Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Awarded Share Units thereunder.  The Committee may designate another party to administer the Program, including Company management or an outside party.  All conditions of the Target Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Target Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to Participants as close as possible to the date an award is made.  The Participant will sign and return a participant agreement to the Committee.

Section 10.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Condition is satisfied, a Participant’s right to an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a) and 3121(v)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”); (ii) the Awarded Share Units shall be subject to employment taxes only upon the satisfaction of the Performance Condition; and (iii) until the Awarded Share Units are actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that, because a Participant cannot actually or constructively receive the Target Share Units prior to payment, the Participant will not be in actual or constructive receipt of the Target Share Units within the meaning of Code Section 451 until they are actually received as Awarded Share Units.

Section 11.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Target Share Units and any attempt to do so shall be void.

Section 12.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Condition was attained.

Section 13.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Total Target Share Units and the shares of Company Common Stock on which the Performance Condition is based shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such shares and Total Target Share Units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Company’s common stock, the Total Target Share Units and the shares of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m).

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the performance share units constituting an award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each performance share units constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the share of Company common stock on which the Performance Condition is based shall be appropriately and equitably adjusted.  In the case of any such adjustment, the Total Target Share Units shall remain subject to the terms of the Program.

Section 14.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)                                  The specific basis for its decision,

(b)                                 Specific reference to pertinent Program provisions on which the decision is based,

(c)                                  A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)                                 An explanation of the Program’s claim review procedure.

Section 15.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 16.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 18.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy.  Any suspension or termination shall automatically cause a Termination Date effective as of the date of the Committee’s approval.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award, provided however that to the extent an award is determined with respect to a Termination Date, including a Termination Date pursuant to the preceding sentence, Participants’ rights to awards are deemed not to be adversely affected thereby, and (ii) no amendment may be made following a Change of Control.

Attachment A

2005 Executive Performance Incentive Program

Peer Group

AGL Resources Inc.

ATMOS Energy Corporation

Cascade Natural Gas Corporation

CMS Energy Corporation

Dynegy Incorporated

El Paso Corporation

Energen Corporation

Keyspan Corporation

Kinder Morgan Incorporated

Laclede Group, Inc.

MDU Resources Group Incorporated

National Fuel Gas Company

New Jersey Resources Corporation

NICOR, Inc.

NISOURCE Incorporated

Northwest Natural Gas Company

OGE Energy Corporation

ONEOK Inc.

Peoples Energy Corporation

Piedmont Natural Gas Company, Inc.

Questar Corporation

Sempra Energy

Southern Union Company

Southwest Gas Corporation

Southwestern Energy Company

UGI Corporation

Westar Energy Inc. (formerly Western Gas Resources Incorporated)

WGL Holdings, Inc.

Williams Industries, Incorporated

Attachment B

2005 EPIP Payout Matrix

Payout Factor

Average Absolute Return on Total Capital

Greater than or equal to 10%	0.75	0.90	1.10	1.25	1.50	1.75	2.00	2.25	2.50
Greater than or equal to 9% but less than 10%	0.40	0.60	0.80	1.00	1.20	1.40	1.60	1.80	2.00
Greater than or equal to 8% but less than 9%	0.00	0.40	0.60	0.80	1.00	1.20	1.30	1.40	1.50
Less than 8%	0.00	0.00	0.00	0.00	0.40	0.50	0.60	0.70	0.80
	30 – 27	26 – 24	23 – 21	20 – 18	17 – 14	13 – 11	10 – 8	7 – 5	4 – 1
Total Shareholder Return Rank